Exhibit 99.1

Northrim News

Headquarters: 3111 C Street, Anchorage, AK 99503 For Immediate Release	Date:	April 16, 2003
	Contact:	Chris Knudson EVP & COO
	Phone:	(907) 261-3304

Northrim BanCorp, Inc. Reports Net Income Increased 28% to $2.5 Million
in First Quarter 2003

ANCHORAGE, AK-April 16, 2003-Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that net income for the first quarter of 2003 increased 28% to $2.5 million, from $2 million for the same period last year. Diluted earnings per share were $0.41, a 32% increase from $0.31 per share in the like period of 2002.

Total assets at March 31, 2003, were $676 million, up 11% from $606 million a year ago. Total portfolio loans, which exclude loans for sale, grew 12% to $531 million, compared to $474 million at March 31, 2002. Commercial real estate term loans were the major component of loan growth, increasing $29.4 million to $220 million, or 15%, from $190 million at March 31, 2002. The majority of the company’s commercial real estate loans have periodic re-pricing features and maturities of 10 years or less.

Deposits increased 12% to $598 million, up from $535 million a year ago. The main areas of deposit growth were non-interest-bearing demand deposits, savings deposits, and interest-bearing demand deposits which increased 17%, 74%, and 8%, respectively. Time deposits decreased by 6%.

Net interest income, before the provision for loan losses, increased 19% to $9.6 million for the first quarter of 2003, from $8 million for the same period last year. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for the first quarter of 2003 equaled 6.24%, which was an increase from the 5.80% margin in the first quarter of 2002. “The company received pre-payment fees on several commercial real estate loans that were refinanced during the first quarter of this year and had a positive impact on the net interest margin,” said Chris Knudson, executive vice president and COO.

At March 31, 2003, the allowance for loan losses was $8.8 million, or 1.66% of portfolio loans and 137% of non-performing loans. A year ago, the allowance for loan losses was $7.5 million, or 1.59% of portfolio loans and 186% of non-performing loans. The provision for loan losses for the quarter ended March 31, 2003, increased 19% to $429,000, from $360,000 in the first quarter a year ago.

Net loan charge-offs for the first quarter of 2003 were $77,000, versus charge-offs of $23,000 for the first quarter of 2002. Non-performing assets totaled $6.4 million, or 0.95% of total assets, at March 31, 2003, up from $4.1 million, or 0.67% of assets at March 31, 2002. The increase in non-performing assets at March 31, 2003, resulted from several loans being categorized as non-performing. “While non-performing loans have increased, the company continues to take appropriate charge-offs based upon its evaluation of the loans and the status of each borrower,” said Marc Langland, chairman and CEO. “The borrower’s status is affected by several factors including competition, the economy, and management issues. Due to several structural non-performing loans that have been on the books for some time, the company expects somewhat higher levels of non-performing loans this year.”

(more)

Page Two-Northrim BanCorp, Inc. First Quarter 2003 Earnings-April 16, 2003

Other operating income increased 17% to $1.2 million in the first quarter of 2003 due primarily to an increase in earnings from Northrim’s affiliated mortgage company. Earnings from the affiliate increased $297,000 to $464,000 in the first quarter of 2003, from income of $167,000 for the same period last year. “The real estate market has benefited from historically low levels of interest rates that have spurred refinance activity and overall mortgage volumes,” Langland said. Other income declined by 42% in the first quarter of 2003 to $253,000 from $438,000 in the same period in 2002. This decline was caused in large part by Northrim’s $209,000 share of the start-up losses of its affiliated investment advisory company, Elliott Cove Capital Management LLC.

Other operating expense was $6.2 million in the first quarter of 2003, an increase of 11% from the $5.6 million expense in the same period in 2002. The efficiency ratio was 56.8% for the first quarter of 2003, an improvement from 60.9% for the same period a year ago.

In the first quarter of 2003, the company’s return on average assets (ROA) was 1.55%, compared to 1.32% in the same quarter a year ago. Return on average equity was 15.1% in the quarter, compared to 13.1% in 2002. Since the September 2002 announcement of the company’s plans to repurchase 5% of its outstanding shares of common stock (approximately 306,000 shares), the company has repurchased 201,000 shares with 132,000 of those shares repurchased in the first quarter of 2003. “This has favorably impacted the company’s earnings per share and return on equity,” Langland said. In addition, the company paid cash dividends of $305,000 and also declared a dividend of $566,000 during the first quarter of 2003.

Tangible book value per share was $10.19 at March 31, 2003, compared to $8.89 one year ago. Shareholders’ equity increased 10% to $68.1 million, and book value per share increased to $11.41 from $10.14 in the same period last year.

Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

(more)

Page Three-Northrim BanCorp, Inc. First Quarter 2003 Earnings-April 16, 2003

FINANCIAL DATA

Income Statement
(Dollars in thousands, except per share data)

	Quarter Ended March 31:

	2003	2002	% Change

	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Interest on overnight investments	$16	$33	-52%
Interest on portfolio investments	822	1,057	-22%
Interest and fees on loans	10,496	9,628	9%

Total interest income	11,334	10,718	6%
Interest Expense:
Interest expense on deposits	1,710	2,661	-36%
Interest expense on borrowings	74	30	147%

Total interest expense	1,784	2,691	-34%

Net interest income	9,550	8,027	19%
Provision for loan losses	429	360	19%

Net interest income after provision for loan losses	9,121	7,667	19%
Other Operating Income:
Service charges on deposit accounts	446	389	15%
Earning from mortgage affiliate	464	167	178%
Other income	253	438	-42%

Total other operating income	1,163	994	17%
Other Operating Expense:
Salaries and other personnel expense	3,317	3,111	7%
Occupancy, net	489	479	2%
Equipment expense	380	370	3%
Intangible asset amortization expense	92	92	0%
Other expense	1,901	1,531	24%

Total other operating expense	6,179	5,583	11%
Income before income taxes	4,105	3,078	33%
Provision for income taxes	1,561	1,088	43%

Net income	$2,544	$1,990	28%

Basic EPS	$0.42	$0.33	27%
Diluted EPS	$0.41	$0.31	32%
Average basic shares	6,035,583	6,108,250	-1%
Average diluted shares	6,215,121	6,335,078	-2%

(more)

Page Four-Northrim BanCorp, Inc. First Quarter 2003 Earnings-April 16, 2003

Balance Sheet
(Dollars in thousands, except per share data)

	March 31,	December 31,	March 31,	Annual
	2003	2002	2002	% Change

	(unaudited)	(audited)	(unaudited)	(unaudited)
Assets:
Cash and due from banks	$22,250	$28,078	$21,585	3%
Overnight investments	22,065	37,502	12,842	N/M
Portfolio investments	69,742	81,279	75,428	-8%
Loans for sale	6,629	7,437	4,297	54%
Portfolio loans	530,925	527,553	473,918	12%
Allowance for loan losses	(8,828)	(8,476)	(7,537)	17%

Net loans	528,726	526,514	470,678	12%
Premises and equipment, net	11,219	10,481	5,855	92%
Intangible assets	7,278	7,370	7,646	-5%
Other non-interest earning assets	14,295	13,025	11,920	20%

Total assets	$675,575	$704,249	$605,954	11%

Liabilities and Shareholders’ Equity:
Demand deposits	$141,639	$151,780	$120,656	17%
Interest-bearing demand	54,225	53,365	50,337	8%
Savings deposits	106,293	104,568	60,932	74%
Money market deposits	121,893	154,232	118,969	2%
Time deposits	173,973	162,470	184,444	-6%

Total deposits	598,023	626,415	535,338	12%
Borrowings	4,649	6,365	4,355	7%
Other liabilities	4,804	3,096	4,282	12%

Total liabilities	607,476	635,876	543,975	12%
Shareholders’ equity	68,099	68,373	61,979	10%

Total liabilities and equity	$675,575	$704,249	$605,954	11%

Average Quarter Balances - unaudited
Loans	$535,085	$532,266	$479,840	12%
Total earning assets	619,698	645,657	566,444	9%
Total assets	666,778	694,683	609,103	9%
Non-interest bearing deposits	144,656	152,850	119,808	21%
Interest bearing deposits	439,138	464,676	417,927	5%
Total deposits	583,794	617,526	537,735	9%
Shareholders’ equity	$68,360	$66,802	$61,790	11%

(more)

Page Five-Northrim BanCorp, Inc. First Quarter 2003 Earnings-April 16, 2003

Other Data
(Dollars in thousands, except per share data)

	March 31,	December 31,	March 31,
	2003	2002	2002

	(unaudited)	(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$4,937	$4,717	$2,489
Loans 90 days past due	1,487	1,019	1,562
Restructured loans	—	—	—

Total non-performing loans	6,424	5,736	4,051
Other real estate owned	—	—	—

Total non-performing assets	$6,424	$5,736	$4,051

Non-performing loans / portfolio loans	1.21%	1.09%	0.85%
Non-performing assets / assets	0.95%	0.81%	0.67%
Allowance for loan losses / portfolio loans	1.66%	1.61%	1.59%
Allowance / non-performing loans	137.42%	147.77%	186.05%
Loan charge-offs, net for the quarter	$77	$1,018	$23
Loan charge-offs, net year-to-date	$77	$1,819	$23
Net loan charge-offs / average loans, annualized	0.06%	0.36%	0.02%
Other Data (At quarter end):
Book value per share	$11.41	$11.22	$10.14
Tangible book value per share	$10.19	$10.01	$8.89
Shareholders’ equity to assets	10.08%	9.71%	10.23%
Shares outstanding	5,965,946	6,094,536	6,110,966
Unrealized gain (loss) on AFS securities, net of income taxes	$1,058	$1,204	$(10)
Other Data (For the quarter):
Net interest margin (tax equivalent)	6.24%	5.83%	5.80%
Efficiency ratio*	56.82%	53.11%	60.87%
Return on average assets	1.55%	1.34%	1.32%
Return on average equity	15.09%	13.90%	13.06%
*excludes intangible asset amortization expense